Exhibit 10.3

Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed. Information that has been omitted from the exhibit are indicated with brackets.

WARRANT CANCELLATION AGREEMENT

BLUM HOLDINGS, INC.

THIS WARRANT CANCELLATION AGREEMENT (this “Agreement”) is entered into as of December 31, 2025 (the “Effective Date”), by and between Blum Holdings , Inc., a Delaware corporation (the “Company”), and [***] (the “Holder”).

WHEREAS, the Company previously issued to Holder that certain Common Stock Purchase Warrant dated February 25, 2025, with an exercise price of $0.53 per share, that certain Common Stock Purchase Warrant dated April 18, 2025, with an exercise price of $0.53 per share, and any other warrants issued to Holder in connection with the unsecured promissory notes dated February 25, 2025, April 18, 2025, May 7, 2025, and May 8, 2025 (collectively, the “Prior Warrants”);

WHEREAS, the Company and Holder have entered into that certain Senior Secured Promissory Note dated as of the Effective Date (the “Secured Note”), which amends, restates, consolidates, and replaces the prior unsecured promissory notes;

WHEREAS, the parties acknowledge that the cancellation of the Prior Warrants is a material inducement to the Company’s entry into the Secured Note.

WHEREAS, in connection with the execution of the Secured Note, the parties desire to cancel and terminate the Prior Warrants in their entirety, such that no equity, warrant, or participation rights remain outstanding with respect thereto.

NOW, THEREFORE, in consideration of the mutual agreements herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Cancellation of Prior Warrants.

a)    Effective as of the Effective Date, the Prior Warrants are hereby irrevocably canceled and terminated in their entirety and shall be null and void and of no further force or effect.

Section 2. Waiver of Rights.

a)    Holder hereby irrevocably waives and releases any and all rights, claims, or entitlements arising under or relating to the Prior Warrants, including, without limitation, any right to exercise the Prior Warrants, receive shares of common stock, receive consideration, or assert any equity or participation interest thereunder.

Section 3. No Surviving Equity Rights.

a)    Holder acknowledges and agrees that, following the Effective Date, no warrants, options, equity participation rights, or similar rights issued in connection with the prior unsecured promissory notes shall remain outstanding, and that Holder’s rights are solely those expressly set forth in the Secured Note and any related loan documents.

Section 4. Further Assurances.

a)    Each party agrees to execute and deliver such additional documents and take such further actions as may be reasonably necessary or desirable to effectuate the intent of this Agreement, including updating the Company’s capitalization table, warrant ledger, and related records, and confirming the cancellation of the Prior Warrants on the Company’s books and records.

Section 5. Governing Law.

a)    This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of law principles.

Section 6. Counterparts.

a)    This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution by electronic signature shall be deemed effective.

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(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

COMPANY:

BLUM HOLDINGS, INC.

By:
Name: Sabas Carrillo
Title: Chief Executive Officer

HOLDER:

[***]

By:
Name: [***]